UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): December 31, 2020

AGEAGLE AERIAL SYSTEMS INC.

(Exact Name of Registrant as Specified in Charter)

Nevada	001-36492	88-0422242
(State of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

8833 E. 34th Street North
Wichita, Kansas 67226
(Address of Principal Executive Offices)(Zip Code)

(620) 325-6363
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_]       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_]       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_]       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	UAVS	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On December 31, 2020, AgEagle Aerial Systems Inc. (the “Company”), and an institutional investor and existing Company shareholder (the “Investor”) entered into a securities purchase agreement (the “Purchase Agreement”) pursuant to which the Company agreed to sell to the Investor in a registered direct offering pre-funded warrants (the “Pre-Funded Warrants”) to purchase up to 1,057,214 shares of common stock, par value $0.001 (“Common Stock”), for gross proceeds of approximately $6.375 million (which includes subsequent payment of the exercise price of the Pre-Funded Warrants in the amount of $1,057.21). The shares of Common Stock underlying the Pre-Funded Warrants are referred to as the “Warrant Shares.”

The purchase price for each Pre-Funded Warrant is $6.029. The exercise price for each Pre-Funded Warrant is $0.001. Net proceeds from the sale will be used for working capital. The Pre-Funded Warrants and the Warrant Shares are being offered by the Company pursuant to an effective shelf registration statement on Form S-3 (File No. 333-239157), which was declared effective on June 19, 2020.

Pursuant to the terms of the Purchase Agreement, the Company has agreed to certain restrictions on future stock offerings, including that during the 45 trading day period following the closing, the Company will not issue (or enter into any agreement to issue) any shares of Common Stock or Common Stock equivalents, subject to certain limited exceptions. The Investor has a right from the date of the Purchase Agreement until April 30, 2021 to participate in a subsequent financing by the Company or any of its Subsidiaries of Common Stock or Common Stock equivalents for cash consideration, indebtedness or a combination of units thereof (a “Subsequent Financing”), in an amount equal to 50% of the Subsequent Financing on the same terms, conditions and price provided for in the Subsequent Financing.

The exercise price of the Prefunded Warrants and the number of Warrant Shares issuable upon the exercise thereof will be subject to adjustment in the event of any stock dividends and splits, reverse stock split, recapitalization, reorganization or similar transaction, as described in the Prefunded Warrants. The Pre-Funded Warrants allow for cashless exercise at any time. The Pre-Funded Warrants contain a beneficial ownership limitation such that none of the Pre-Funded Warrants may be exercised, if, at the time of such exercise, the holder would become the beneficial owner of more than 9.99% of our outstanding shares of Common Stock following the exercise of such Pre-Funded Warrants.

A copy of the form of the Purchase Agreement and the form of Pre-Funded Warrant are attached hereto as Exhibits 10.1 and 4.1, respectively, and are incorporated herein by reference. The foregoing summaries of the terms of the Purchase Agreement and the Pre-Funded Warrants are subject to, and qualified in their entirety by, such documents.

On January 4, 2021, the Company issued a press release announcing the transaction. A copy of such press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)       Exhibits

Exhibit No.	Description
4.1	Form of Pre-Funded Common Stock Purchase Warrant
5.1	Legal Opinion of Loeb & Loeb LLP
10.1	Form of Securities Purchase Agreement between the Registrant and the Investor
99.1	Press Release dated January 4, 2021

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 5, 2021	AGEAGLE AERIAL SYSTEMS INC.

	By:	/s/ Nicole Fernandez-McGovern
	Name:	Nicole Fernandez-McGovern
	Title:	Chief Financial Officer

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